AMENDMENT TO 1989 STOCK OPTION PLAN OF CERTRON CORPORATION



     The 1989 Stock Option Plan of Certron Corproation (the "Plan") is hereby amended as follows:

     1. The name of the Plan is changed to the "Executive Stock Option Plan of Certron Corporation" and Section 1 of the Plan is hereby amended by substituting in lieu of the words "1989 Stock Option Plan" appearing in the first sentence thereof the words "Executive Stock Option Plan."

     2. Paragraph (a) of Section 5 of the Plan is amended by changing the number "150,000" appearing therein to the number "300,000."

     3. Section 16 of the Plan is amended by deleting the first sentence thereof in its entirety and substituted in lieu thereof the following sentence: "The Plan shall terminate on January 27, 2005 but such termination shall not affect the validity of any outstanding options or Stock Appreciation Rights or any restrictions or agreement contained therein."






















                               EXHIBIT 10.5